Exhibit 3.212

OPERATING AGREEMENT

OF

L & N UNIFORM SUPPLY, LLC

A California Limited Liability Company

THE UNDERSIGNED is executing this Operating Agreement (this “Agreement”) as of April 12, 2007 for the purpose of (i) effectuating the conversion (the “Conversion”) of L & N Uniform Supply Co., Inc., a California corporation (the “Converted Corporation”), to a California limited liability company (the “Company”), and (ii) adopting an operating agreement for the governance of the business and affairs of the Company, each pursuant to the provisions of the Act (as defined below).

1. Name; Formation. The name of the Company shall be L & N Uniform Supply, LLC, or such other name as the Member may from time to time hereafter designate. The Company constitutes a continuation of the existence of the Converted Corporation in the form of a California limited liability company. In accordance with Section 17540.8 of the Act and Section 1155 of the California General Corporation Law (the “CGCL”), the Articles of Organization of the Company contain a statement of conversion meeting the requirements of Section 1155(b) of the CGCL and have been duly executed and acknowledged by an officer of the Converted Corporation and filed with the Secretary of State of the State of California. As provided in Section 17540.9 of the Act, the Company is for all purposes the same entity that existed before the Conversion.

2. Definitions. Whenever used in this Agreement, the following terms shall have the meanings respectively assigned to them in this Section 2 unless otherwise expressly provided herein or unless the context otherwise requires:

Act. “Act” shall mean the California Limited Liability Company Act, CAL. CORP. CODE §§ 17000 et seq., as amended from time to time.

Agreement. “Agreement” shall mean this Operating Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Company. “Company” shall mean L & N Uniform Supply, LLC, a California limited liability company formed pursuant to the Act and this Agreement.

Member. “Member” shall mean ARAMARK Uniform Services (Santa Ana), LLC and any person or entity hereafter admitted to the Company as a member of the Company as provided in this Agreement.

3. Business Purpose. The Company is organized for the purposes of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

4. Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

5. Foreign Qualification. The Company shall perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Company shall deem necessary or appropriate in connection with the business of the Company.

6. Agent for Service of Process. The name and address of the agent for service of process on the Company in the State of California are CT Corporation System, 818 West Seventh Street, Los Angeles, CA 90017.

7. Members. Upon the effectiveness of the Conversion, ARAMARK Uniform Services (Santa Ana), LLC, a Delaware limited liability company and the sole stockholder of the Converted Corporation prior to conversion (“ARAMARK”), is admitted as the sole member of the Company. New members of the Company may be admitted upon the written consent of ARAMARK.

8. Capital Contribution. The cash, property or services previously contributed by ARAMARK to the Converted Corporation, the identified and agreed value of which are recorded in the books and records of the Company, constitute the capital contribution of ARAMARK to the Company. ARAMARK shall have no obligation to make any further capital contributions to the Company. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, property or services to the Company as shall be determined by ARAMARK at the time of each such admission.

9. Management. Except as otherwise specifically provided in this Agreement, ARAMARK shall have the authority to, and shall, conduct the affairs of the Company.

10. Authorized Person. Any officer of the Company is designated as an authorized person to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of California and all acts committed in furtherance thereof are ratified.

11. Officers.

(a) ARAMARK shall appoint a President, one or more vice presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as it may deem proper.

(b) The term of office of all officers shall be until their respective successors are chosen and qualified, but any officer may be removed from office at any time by ARAMARK without cause assigned.

(c) The President, vice president and the Treasurer of the Company, and each of them, are hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business, and each of them shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company.

(d) Except as otherwise specifically provided in this Agreement, the officers shall have such duties as usually pertain to their offices except as modified by ARAMARK, and shall also have such powers and duties as may from time to time be conferred upon them by ARAMARK.

12. Method of Giving Consent. Any consent of a Member required by this Agreement may be given by a written consent.

13. Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member (ii) the entry of a decree of judicial dissolution under Section 17351 of the Act; or (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the Member has hereunto set its hand as of the day and year first above written.

ARAMARK Uniform Services (Santa Ana), LLC, Sole Member

By:	/s/ ALEXANDER P. MARINO
	Name:	Alexander P. Marino
	Title:	Vice President